MERGER AGREEMENT

       THIS AGREEMENT (this “Agreement”) is dated for reference purposes September 24, 2003, among Host America Corporation, a Colorado corporation (“Host”), Host Acquisition Corporation, a Colorado corporation (“HAC”) and Globalnet Energy Investors, Inc., a Texas corporation (“Globalnet”).

RECITALS

       A.       Host is desirous of entering into a merger transaction with Globalnet, as a result of which the shareholders of Globalnet, (the “Globalnet Shareholders”) will receive 250,000 shares of Host restricted Common Stock, subject to the issuance of additional shares as set forth in Sections 1.09 and 1.10 of the Agreement.  The transactions to be undertaken by Host and Globalnet to accomplish this result are herein collectively referred to as the “Merger.”

       B.       In order to accomplish the Merger, Host has created HAC as a wholly owned subsidiary of Host.

       C.       It is intended that the Merger will qualify as reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

       D.       In order to accomplish the Merger, HAC will merge into Globalnet, and Globalnet shall be the surviving entity.  Pursuant to this Agreement, the Globalnet Shareholders shall receive Common Stock in Host in exchange for the cancellation of their Globalnet Common Stock.

       E.       The respective boards of directors of Host, HAC and Globalnet deem it advisable and in the best interest of each corporation and their respective shareholders that the foregoing transaction be accomplished in accordance with the terms of this Agreement, and such boards of directors have authorized and approved the execution and delivery of this Agreement on behalf of such respective corporations.

STATEMENT OF AGREEMENT

       NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.       THE MERGER AND RELATED TRANSACTIONS.

       1.1      The Globalnet/HAC Merger.  Upon the terms and subject to the conditions set forth in this Agreement, HAC shall be merged with and into Globalnet.  Following the Merger, the separate corporate existence of HAC shall cease and Globalnet shall continue as the surviving party in the Merger (Globalnet is sometimes referred to as the “Surviving Corporation”).

       1.2     Effective Time of the Merger. At the Closing (as defined in Article 2) and subject to the terms and conditions hereof, HAC and Globalnet shall file appropriate certificates (the “Articles of Merger”) in such form as is required by and which shall be executed in accordance with Section 7-111-105 of the Colorado Business Corporation Act and with the applicable provisions of the Texas Business Corporation Act.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Colorado Secretary of State and the Texas Secretary of State, or at such time as HAC and Globalnet shall agree and as shall be specified in the Articles of Merger (the “Effective Time of the Merger”).

       1.3       Articles of Incorporation, Bylaws, Board of Directors and Officers of the Surviving Corporation.

       (a)       The Articles of Incorporation of Globalnet as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

       (b)       At the Effective Time of the Merger, the Bylaws of Globalnet as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

       (c)       For a period of three and one half (3½) years from the Effective Time of the Merger, the directors of the Surviving Corporation shall be Geoff Ramsey, Eric Barger and Ronald Sparks.  The officers of the Surviving Corporation shall be the persons to be listed in Schedule 1.3(c) of the Globalnet Disclosure Letter.  Each director shall hold his or her respective office or offices from and after the Effective Time of the Merger until they first resign or their respective successors shall have been elected or appointed and shall have qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.  Additionally, the Globalnet Shareholders shall have the right to appoint one additional member to the Surviving Corporation’s Board of Directors following any six (6) month period that the Surviving Corporation achieves Earn-Out Income (defined below) in excess of $2,000,000.  Host hereby agrees to vote all of its shares for the Surviving Corporation’s directors for a period of three and one half (3½) years from the Effective Time of the Merger.  Furthermore, in the event that Eric Barger and/or Ronald Sparks, or such additional members as are appointed by the Globalnet Shareholders pursuant to this Section 1.3(c), resign or are unable to serve as directors of the Surviving Corporation for any reason, Host hereby agrees to vote all of its shares of the Surviving Corporation for the election of such replacement directors as are identified by the Globalnet Shareholders.  Host acknowledges that it is making this voting agreement in accordance with Articles 2.30.B. of the Texas Business Corporation Act, and agrees to conspicuously legend its shares of Globalnet upon completion of the Merger to such effect.

       1.4       Certain Information With Respect to the Capital Stock of HAC and Globalnet.  The respective designations and numbers of outstanding shares of each class of outstanding capital stock of Host, HAC and Globalnet as of the date of this Agreement are as follows:

(i) The authorized and outstanding capital stock of HAC consists of 100 shares of Common Stock, $.001 par value, of which 100 shares are issued and outstanding (the “HAC Stock”).

(ii) The authorized capital stock of Globalnet consists of 100,000 shares of Common Stock, $1.00 par value, of which 100,000 shares are issued and outstanding (the “Globalnet Stock”).

       (iii)       The authorized capital stock of Host consists of 80,000,000 shares of Common Stock, $.001 par value, of which 2,936,094 shares are issued and outstanding and 2,000,000 shares of preferred stock, $.001 par value, of which 266,667 shares of Series B Convertible Preferred Stock are issued and outstanding (the “Host Stock”).

       1.5      Effect of Merger.  At the Effective Time of the Merger, the effect of the Merger shall be as provided in Section 7-111-106 of the Colorado Business Corporation Act.

       1.6       Conversion of Globalnet Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of the Globalnet Stock set forth in Schedule 1.6, the issued and outstanding Globalnet Stock shall be converted into the right to receive 250,000 shares of Host’s restricted Common Stock.  Such shares of Host Common Stock will be “restricted securities” as such term is defined in Rule 144 of the Securities Act of 1933, as amended, and may not be sold or transferred unless there is an effective registration statement under the Securities Act of 1933, as amended, covering such securities or an exemption from such registration is available.  For the avoidance of doubt it is acknowledged that no restrictions shall be placed on the shares to be issued under this section, except for any restrictions placed on such shares pursuant to Rule 144.

       1.7      Effect of Merger on HAC Capital Stock.  At the Effective Time of the Merger without any action on the part of the holders of HAC Stock, each share of HAC Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

       1.8       Delivery of Certificates.  At the Effective Time of the Merger, the Globalnet Stock shall be canceled and the Globalnet Shareholders shall receive instruments evidencing the ownership of the securities of Host as set forth on Schedule 1.6.  Each Globalnet Shareholder shall deliver to Host at the Closing the Certificates representing the shares of Globalnet Stock owned by the Globalnet Shareholder (the “Globalnet Certificates”), duly endorsed in blank by the Globalnet Shareholder, or accompanied by blank stock powers.  Each Globalnet Shareholder agrees promptly to cure any deficiencies with respect to the endorsement of his Globalnet Certificates or other documents of conveyance with respect to the Globalnet Stock or with respect to the stock powers accompanying any Globalnet Stock.  Until surrender as contemplated by this Section 1.8, each Globalnet Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Host Stock received by the shareholders of Globalnet, as set forth in Schedule 1.6, and each holder of a Globalnet Certificate shall cease to have any rights with respect to the Globalnet Stock.

       1.9      Additional Shares.  Commencing on the date of execution of this Agreement and continuing until March 31, 2007, the Globalnet Shareholders, as a group, shall be entitled to receive, on a pro rata basis, one (1) additional share of Host’s Common Stock for every $2.00 of Earn-Out Income which term is defined in Section 1.10 (the “Additional Shares”).  Any shares earned pursuant to this Section 1.9 shall be issued to the Globalnet Shareholders as set forth in Section 1.10(b), shall be subject to proportional adjustments in the event of a reverse stock split, dividend or recapitalization and shall be deemed as part of the consideration paid by Host in connection with the Merger (the “Earnout”).  The Additional Shares will be “restricted securities” as such term is defined in Rule 144 of the Securities Act of 1933, as amended, and may not be sold or transferred unless or until there is a effective registration statement under the Securities Act of 1933, as amended, covering such securities or an exemption from such registration is available.  For the avoidance of doubt it is acknowledged that no restrictions shall be placed on the shares to be issued under this section, except for any restrictions placed on such shares pursuant to Rule 144.  Upon the request of a majority of the Globalnet Shareholders, Host will undertake to prepare and file a registration statement with the Securities and Exchange Commission on Form S-3 registering any Additional Shares earned and issued during any six (6) month period, as defined in Section 1.10 of this Agreement.  Host and Globalnet agree that the cost of preparing and filing any such registration statement, including legal, accounting and filing fees, will be included in Globalnet’s General Allocable Overhead, as defined in Section 1.10(a) of this Agreement, for any given six (6) month period.

       1.10      Earn-Out Income.

       (a)       Earn-Out Income.   “Earn-Out Income” is defined as the sum of Surviving Corporation’s:  (i) total revenues minus revenues earned from license agreements that are included in subsection (ii) below minus operating expenses plus interest expense plus income tax expense plus depreciation and amortization expenses (each item of which shall be calculated in accordance with GAAP), and (ii) total cash received in connection with license agreements (including, without limitation, cash received in connection with license agreements (including, without limitation, cash received for the grant of exclusivity) for each six (6) month period ending on June 30 or December 31 of a particular fiscal year, commencing on December 31, 2003 if the Closing Date shall have occurred on or prior to that date (referred to herein as a “six (6) month period,” it being acknowledged that both the initial period ending December 31, 2003 and the final period ending March 31, 2007 will consist of lesser actual time periods.  If the Closing Date shall not have occurred on or prior to December 31, 2003, the initial period will commence on the date of the execution of this Agreement and end on June 30, 2004).  Earn-Out Income will also include additional deductions for a six (6) month (or for such longer or lesser periods as indicated above) general corporate overhead allocation from Host and its subsidiaries for those expense items in the estimated amounts or percentages set forth in Schedule 1.10(a) (the “General Allocable Overhead”), and all cash payments made by Host to or for the benefit of Globalnet Shareholders pursuant to the terms of the Non-Competition, Non-Solicitation And Employment Agreements between Host and certain of the Globalnet Shareholders.

       (b)       Delivery of Earn-Out Income Financial Statements.  Within ninety (90) days following the completion of any six (6) month period ending June 30 and within forty-five (45) days following the completion of any six (6) month period ending December 31, Host shall have prepared and delivered to Surviving Corporation the income statements for that period (the “Earn-Out Income Financial Statements”) which statements shall have been prepared in accordance with GAAP (except for cash items as set forth in Section 1.10(a)), along with a statement setting forth in reasonable detail the computation of Earn-Out Income for the applicable six (6) month period, including identification of all items included in the General Allocable Overhead and all necessary back up calculations.  Host shall provide to Globalnet Shareholders information which the Globalnet Shareholders shall reasonably request in connection with the preparation of the Earn-Out Income Financial Statements.  Host’s calculation of Earn-Out Income shall be used in determining the amounts to be paid under Section 1.9 unless Globalnet Shareholders have given Host notice (the “Earn-Out Income Dispute Notice”) that the Globalnet Shareholders dispute Host’s calculation of Earn-Out Income.  The Earn-Out Income Dispute Notice shall be given by Globalnet Shareholders within thirty (30) days after the Earn-Out Income Financial Statements have been given to Globalnet Shareholders and shall set forth in reasonable detail the exclusions or calculations being disputed in good faith.  In the event an Earn-Out Income Dispute Notice is timely given to Host, Host and the Globalnet Shareholders shall have fifteen (15) days to resolve the dispute and if not resolved, the dispute shall be submitted to a mutually acceptable independent certified public accountant firm (the “CPA’s”) (other than auditors used by Host or Globalnet within the past three (3) years, or their successors) which shall be instructed to arbitrate such disputed item(s) and determine Earn-Out Income within thirty (30) days.  The resolution of disputes by the CPA’s shall be set forth in writing (the “CPA’s Findings”).  The CPA’s Findings shall be conclusive and binding upon and non-appealable by the parties. The determination of Earn-Out Income in the CPA’s Findings shall be final as of the date of the CPA’s Findings, and may be entered as a final judgment in any court of competent jurisdiction.  The costs of the CPA’s shall be initially paid for by Host and upon completion of the findings shall be borne by the losing party, which shall be the Globalnet Shareholders if the CPA determines that the number of Additional Shares to be issued is the same number as set forth on the notice given by Host, and which shall be Host if the CPA determines that the number of Additional Shares to be issued is not the same number as set forth on the notice given by Host.

       (c)       Payment of Amounts Not in Dispute.  Notwithstanding anything in this Agreement to the contrary, if an Earn-Out Income Dispute Notice has been delivered in accordance with Section 1.10(b) of this Agreement, and the dispute has not been resolved by the Payment Due Date (as defined below), then Host shall (i) to the extent subject to calculation, pay the amount of the Earnout not in dispute in accordance with the terms of this Agreement, and (ii) pay, if required to do so by the CPA’s any disputed amount of the Earnout on or before ten (10) days after the date of the CPA’s Findings.

       (d)       Time and Manner of Payment.  All Additional Shares shall be earned on June 30 or December 31, as applicable and shall be issued within ninety (90) days after a given six (6) month period ending June 30 or within forty-five (45) days after a given six (6) month period ending December 31 (the “Payment Due Date”) to each Globalnet Shareholder in accordance with their respective percentage interests in Globalnet as of the Closing Date (as defined below).  The Payment Due Date for the final period, which will commence on January 1, 2007 and end on March 31, 2007, will be within forty-five (45) days after March 31, 2007.

2.       CLOSING.

       Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Berenbaum, Weinshienk & Eason, P.C., 370 Seventeenth Street, 48th Floor, Denver, Colorado 80202, unless another place is agreed to in writing by the parties hereto.

3.       REPRESENTATIONS AND WARRANTIES OF GLOBALNET CONCERNING GLOBALNET.

       Except as provided in the Globalnet Disclosure Letter (as defined below) to be delivered pursuant to Section 10.6, Globalnet represents and warrants to Host and HAC that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date).  As used in this Agreement, the “Globalnet Disclosure Letter” shall mean the disclosure letter delivered by Globalnet pursuant to this Section 3.

       3.1        Due Organization. Globalnet is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and has the requisite power and authority to carry on its business as it is now being conducted.  Globalnet is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as will be set forth on Schedule 3.1 to the Globalnet Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of Globalnet taken as a whole (as used herein with respect to Globalnet, or with respect to any other person, a “Material Adverse Effect”). Globalnet is not authorized nor qualified to do business in any jurisdiction, except the State of Texas. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of Globalnet (the “Globalnet Charter Documents”) shall be made available to Host.  The stock records of Globalnet as heretofore made available to Host, are correct and complete in all material respects.  Globalnet has made all minutes available to Host.

       3.2        Subsidiaries.   As qualified in Schedule 3.4, Globalnet does not own or control, and has not in the past owned or controlled, directly or indirectly, a corporation, partnership, limited liability company or other business entity.  Globalnet does not own, directly or indirectly any ownership, equity, or voting interest in any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

       3.3        Capital Structure.  The authorized capital stock of Globalnet consists of 100,000 shares of common stock, $1.00 value, of which 100,000 shares are issued and outstanding.  All of the outstanding shares of common stock have been duly authorized and are validly issued, fully paid and non-assessable.  Globalnet has no common stock or other shares of capital stock reserved for or otherwise subject to issuance.  Globalnet has no other outstanding shares of capital stock.  The names of all of the holders of the Globalnet Stock and the number of shares owned by each holder as of the Closing Date will be set forth in Schedule 3.3 to the Globalnet Disclosure Letter. There are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Globalnet or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Globalnet, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Globalnet does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote).  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Globalnet. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Globalnet.

       3.4        Predecessor Status; Etc.  There shall be included in Schedule 3.4 to the Globalnet Disclosure Letter an accurate list of all names of all predecessor companies of Globalnet, including the names of any entities acquired by Globalnet (by stock purchase, merger or otherwise) or owned by Globalnet or from whom Globalnet previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in Globalnet.  Except as will be disclosed on Schedule 3.4 to the Globalnet Disclosure Letter, Globalnet has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

       3.5        Spin-Off By Globalnet.  Except as will be set forth on Schedule 3.5 to the Globalnet Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either Globalnet or any other person or entity that directly, or indirectly through one or more intermediaries, is controlled by Globalnet (“Affiliates”) since its inception.

       3.6        Financial Statements.  Schedule 3.6 to the Globalnet Disclosure Letter will include copies of the following financial statements (the “Globalnet Financial Statements”) of Globalnet:  Globalnet’s audited Balance Sheet as of December 31, 2002 and audited Statements of Income and Comprehensive Income, Stockholders’ Equity and Cash Flows for the fiscal year ended December 31, 2002 (December 31, 2002 being hereinafter referred to as the “Balance Sheet Date”) and unaudited interim financial statements through June 30, 2003.  Prior to Closing, Globalnet will provide unaudited financial statements through the last day of the calendar month immediately preceding Closing.  The audited Globalnet Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as noted thereon or as will be noted on Schedule 3.6 to the Globalnet Disclosure Letter).  Except as will be set forth on Schedule 3.6 to the Globalnet Disclosure Letter, such Balance Sheet presents fairly in all material respects the financial position of Globalnet as of the date indicated thereon, and such Statement of Income and Comprehensive Income, Stockholders’ Equity and Cash Flows present fairly in all material respects the results of operations for the period indicated thereon, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

       3.7        Liabilities and Obligations.  Schedule 3.7 to the Globalnet Disclosure Letter will include accurate lists as of June 30, 2003 of all material liabilities, loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements of Globalnet which are not reflected on the interim balance sheet of Globalnet at June 30, 2003 or otherwise reflected in the Globalnet Financial Statements at June 30, 2003 which by their nature would be required in accordance with GAAP to be reflected in such balance sheet.  Since June 30, 2003, Globalnet has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business.  To the knowledge of Globalnet, Globalnet has no contingent liabilities related to pending litigation or threatened litigation, or any other liability which is not fixed or otherwise accrued or reserved.

       3.8       Permits and Intangibles.  Schedule 3.8 to the Globalnet Disclosure Letter will include an accurate list as of or on the date hereof of (i) all licenses, franchises, permits, or other governmental authorizations Globalnet or its Affiliates hold and (ii) any and all patents, trademarks, marks, copyrights, software, technical information, data process technology, plans and drawings or any other intellectual property that Globalnet or its Affiliates owns, uses, licenses or has applied for.  Globalnet has not infringed on or misappropriated, is not now infringing on or misappropriating, and has not received any notice that it is infringing on, misappropriating, or otherwise conflicting with the intellectual property rights of any third parties; and there is no claim pending or threatened against Globalnet with respect to the alleged infringement or misappropriation by Globalnet or a conflict with, any intellectual property rights of others.

       3.9        Environmental Matters.  To the knowledge of Globalnet, Globalnet has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively “Environmental Laws”) including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Laws).

       3.10       Personal Property.  Except as set forth in the balance sheet as of June 30, 2003, Globalnet owns no personal property with an individual value in excess of $10,000 and has entered into no leases and agreements in respect of personal property in excess of $10,000.  All material personal property used by Globalnet in its business is owned by Globalnet.

      3.11       Material Contracts and Commitments.  Schedule 3.11 to the Globalnet Disclosure Letter will include an accurate list as of or on the date hereof, of all material written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the business of Globalnet (the “Material Contracts”), including but not limited, those of a type described below:

       (a)       Any consulting agreement, employment agreement, change-in-control agreement, and collective bargaining arrangements with any labor union and any such agreements currently in negotiation or proposed;

(b) Any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $10,000;

       (c)       Any contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, products, machinery, equipment, parts or other property or services in excess of $10,000 (except if such contract is made in the ordinary course of business and requires aggregate future payments of less than $10,000);

       (d)       Any contract other than trade payables in the ordinary course of business relating to the borrowing of money, or the guaranty of another person’s borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

(e) Any contract granting any person a lien on all or any part of the assets of Globalnet;

       (f)       Any contract for the cleanup, abatement or other actions in connection with hazardous materials as defined under any Environmental Laws, the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

(g) Any contract granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of Globalnet;

(h) Any contract with any agent, distributor or representative which is not terminable by Globalnet upon ninety calendar days' or less notice without penalty;

       (i)       Any contract under which Globalnet is (1) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (2) a lessor of any tangible personal property owned by Globalnet, in either case having an original value in excess of $10,000;

(j) Any contract under which Globalnet has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

(k) Any contract with any Affiliates;

(l) Any contract providing for the indemnification or holding harmless of any officer, director, employee or other person, other than as provided in the Globalnet Charter Documents;

       (m)       Any contract for purchase or sale by Globalnet or the granting of any options with respect to, or providing for any labor, services or materials (including brokerage or management services) involving any real property on which Globalnet conducts any aspect of its business involving aggregate future payments of more than $10,000;

(n) Any contract limiting, restricting or prohibiting Globalnet from conducting business anywhere in the United States or elsewhere in the world;

(o) Any joint venture or partnership agreement;

(p) Any lease, sublease or associated agreements relating to the property leased by Globalnet;

       (q)       Any material contract requiring prior notice, consent or other approval upon a change of control in the equity ownership of Globalnet, which contracts shall be separately identified on Schedule 3.11 to the Globalnet Disclosure Letter;

(r) Any contract with a customer of Globalnet involving work to be performed or product to be delivered, in each case subsequent to June30, 2003, in excess of $10,000;

(s) Any other contract, whether or not made in the ordinary course of business, which involves future payments in excess of $10,000.

Globalnet has provided Host a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto.  Except as will be set forth on Schedule 3.11 to the Globalnet Disclosure Letter, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, Globalnet, and the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally.  Except as will be set forth on Schedule 3.11 of the Globalnet Disclosure Letter, Globalnet has performed all obligations required to be performed by it as of the date hereof and will have performed all obligations required to be performed by it as of the Closing Date under each Material Contract and neither Globalnet, nor any other party to any Material Contract is in breach or default thereunder, and there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a material breach or default thereunder.  Globalnet has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

       3.12        Real Property.  Schedule 3.12 to the Globalnet Disclosure Letter will set forth a correct and complete list of all real property leases entered into by Globalnet (the “Leased Real Property”).  Except as lessee of Leased Real Property, Globalnet is not a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another person or entity has granted to Globalnet the right to use or occupy all or any portion of any real property.  Globalnet does not have an ownership interest in any real property.

       Globalnet has, assuming good title in the landlord, a valid leasehold interest in the Leased Real Property free and clear of all liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Leased Real Property) other than (a) mortgages shown on the Globalnet Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) minor imperfections of title, such as utility and access easements that do not impair the intended use of the Leased Real Property, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Globalnet, and zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto.  The Leased Real Property constitutes all the real properties reflected on the Globalnet Financial Statements or used or occupied by Globalnet in connection with its business or otherwise.

       With respect to the Leased Real Property, except as will be reflected on Schedule 3.12 to the Globalnet Disclosure Letter:

       (a)       Globalnet is in exclusive possession thereof and to the knowledge of Globalnet no easements, licenses or rights are necessary to conduct business thereon in addition to those which exist as of the date hereof;

       (b)       To the knowledge of Globalnet, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Real Property and to the knowledge of Globalnet there is no threatened condemnation or proceeding with respect thereto;

       (c)       To the knowledge of Globalnet, the Leased Real Property is not in violation of any health, safety, building, or environmental ordinances, laws, codes or regulations; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations been served on Globalnet;

       (d)       The Leased Real Property is supplied with utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of the business and such Leased Real Property is maintained in all material respects in accordance with all laws applicable to Globalnet or the Leased Real Property;

       (e)       Globalnet is not a party to any written or oral agreement or undertaking with owners or users of properties adjacent to the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

       (f)       Globalnet is not a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which Globalnet has granted to any party or parties the right to use or occupy all or any portion of the Leased Real Property;

       3.13       Insurance.  Schedule 3.13 to the Globalnet Disclosure Letter will include (i) an accurate list of all insurance policies carried by Globalnet that are currently in effect, and (ii) an accurate list of all insurance loss claims or workers compensation claims received since inception and complete copies of the foregoing items have been delivered to Host.  Such insurance policies evidence all of the insurance that Globalnet has been required to carry pursuant to all of its Material Contracts and other agreements and pursuant to all applicable laws, except for those requirements that would not have a Material Adverse Effect on Globalnet.  All insurance policies for the current policy periods are in full force and effect and shall remain in full force and effect through the Closing Date.

       3.14       Compensation; Employment Agreements; Organized Labor Matters.  Schedule 3.14 to the Globalnet Disclosure Letter will include an accurate list of (i) all officers, directors and key employees of Globalnet, (ii) all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of June 30, 2003 and the date hereof.  Globalnet has provided to Host true, complete and correct copies of any employment agreements for persons to be listed on Schedule 3.14 to the Globalnet Disclosure Letter.  Since June 30, 2003, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.  Except as will be set forth on Schedule 3.14 to the Globalnet Disclosure Letter, (i) Globalnet is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of Globalnet are represented by any labor union or covered by any collective bargaining agreement, and (iii) there is no pending or to the knowledge of Globalnet, threatened labor dispute involving Globalnet and any group of its employees nor has Globalnet experienced any labor interruptions over the past three years.

       3.15       Employee Benefit Plans.  Schedule 3.15 to the Globalnet Disclosure Letter shall set forth all employee benefit plans of Globalnet, including all employment agreements not listed in Schedule 3.14 and other agreements or arrangements containing “golden parachute” or other similar provisions, and deferred compensation agreements.  Globalnet has delivered to Host true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of June 30, 2003.  Except for the employee benefit plans, if any, to be described on Schedule 3.15 to the Globalnet Disclosure Letter, Globalnet does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” nor has Globalnet any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA.  Globalnet has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans to be set forth on Schedule 3.15 to the Globalnet Disclosure Letter, nor is Globalnet required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any employees of Globalnet. All accrued contribution obligations of Globalnet, as of June 30, 2003, with respect to any plan to be listed on Schedule 3.15 to the Globalnet Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Globalnet as of June 30, 2003.

       3.16       Compliance With ERISA.  Globalnet has no plans that are intended to or due qualify under Section 401(a) of the Code, except as set forth in Schedule 3.15 to the Globalnet Disclosure Letter.

       3.17       Conformity With Law; Litigation.

       (a)       Except as will be set forth on Schedule 3.17 to the Globalnet Disclosure Letter, Globalnet is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect.

       (b)       Except as will be set forth on Schedule 3.17 to the Globalnet Disclosure Letter (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed), other than collection actions by Globalnet, in the ordinary course of business on its own behalf, none of which is greater than $25,000 and which in the aggregate do not exceed $50,000:

       (i)       There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Globalnet, threatened against Globalnet or pending or, to the knowledge of Globalnet, threatened against any of the officers, directors or employees of Globalnet with respect to the business or currently proposed business activities of Globalnet, or to which Globalnet is otherwise a party, which may have or is likely to have a Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, “Claims”).

       (ii)       Globalnet is not subject to any unsatisfied or continuing judgment, order or decree of any court or governmental authority which could have a Material Adverse Effect.  Schedule 3.17 to the Globalnet Disclosure Letter will set forth all closed litigation matters to which Globalnet was a party since its inception, the dates such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

       3.18       Taxes.  Globalnet has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and to the knowledge of Globalnet, there are no examinations in progress or claims against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including June 30, 2003 and no notice of any claim for taxes has been received. All Taxes, for the periods ended on or before the Balance Sheet Date, including interest and penalties (whether or not shown on any tax return) owed by Globalnet, with respect to any payment made or deemed made by Globalnet herein have been paid. The amounts shown as accruals for Taxes on the Globalnet Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of Globalnet for the last three fiscal years, will be attached as Schedule 3.18 to the Globalnet Disclosure Letter.

       3.19       No Violations.  Globalnet is not in material violation of any of its Charter Documents. Globalnet is not in default under any lease, instrument, agreement, license, or permit set forth on the Schedules to the Globalnet Disclosure Letter, or any Material Contracts (the “Material Documents”); and, except as would not have a Material Adverse Effect on Globalnet or as will be set forth in Schedule 3.19 to the Globalnet Disclosure Letter, (a) the rights and benefits of Globalnet under the Material Documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as will be set forth on Schedule 3.19 to the Globalnet Disclosure Letter, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as will be set forth on Schedule 3.19 to the Globalnet Disclosure Letter, none of the Material Documents prohibits the use or publication by Globalnet of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts Globalnet from freely providing services to any other customer or potential customer of Globalnet.

       3.20       Government Contracts.  Globalnet is not now a party to any governmental contract subject to price redetermination or renegotiation.

        3.21       Absence of Changes.  Since June 30, 2003, except as will be set forth on Schedule 3.21 to the Globalnet Disclosure Letter, there has not been:

(a) Any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Globalnet;

(b) Any damage, destruction or loss (whether or not covered by insurance) in excess of $10,000 causing a Material Adverse Effect on Globalnet;

       (c)       Any change in the authorized capital of Globalnet or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments (which are not reflected on Schedule 3.3);

       (d)       Any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Globalnet;

       (e)       Any five (5) percent or more increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Globalnet to any of their respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for such persons in accordance with past practice;

(f) Any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of Globalnet;

       (g)       Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Globalnet to any person, including, without limitation, any of the stockholders and their affiliates;

       (h)       Any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Globalnet, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

       (i)       Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Globalnet or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j) Any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Globalnet;

(k) Any waiver of any material rights or claims of Globalnet;

(l) Any amendment or termination of any Material Documents or other right to which Globalnet is a party;

(m) Any transaction by Globalnet outside the ordinary course of its business;

(n) Any cancellation or termination of a Material Contract with a customer or client prior to the scheduled termination date; or

(o) Any other distribution of property or assets by Globalnet other than in the ordinary course of business.

       3.22       Deposit Accounts; Powers of Attorney.  Schedule 3.22 to the Globalnet Disclosure Letter will include an accurate list as of the date of the Agreement of:  (i) the name of each financial institution in which Globalnet has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held;  (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto.  Schedule 3.22 to the Globalnet Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Globalnet and a description of the terms of such power.

       3.23       Relations With Governments.  Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year since its inception, Globalnet has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause Globalnet to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect, with respect to political contributions.

       3.24       Disclosure.  This Agreement, including the Schedules and Globalnet Disclosure Letter to be provided and the Schedules to be attached thereto, together with the other information furnished to Host and HAC by Globalnet and the Globalnet Shareholders in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

       3.25       Prohibited Activities. Globalnet has not, between June 30, 2003 and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 6.3, as qualified by any schedules set forth in Section 6.3.

       3.26       No Conflicts.  The execution, delivery and performance of this Agreement by Globalnet and the consummation by Globalnet of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which Globalnet is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over Globalnet or the property of Globalnet.

       3.27       Certain Business Relationships with Globalnet.  Except as listed in Schedule 3.27, none of the Globalnet Shareholders nor any relative of any Globalnet Shareholder or Affiliate of Globalnet has been involved in any business arrangement or relationship with Globalnet since inception, and none of the Globalnet Shareholders, nor any relative of any Globalnet Shareholder or Affiliate of Globalnet owns any asset, tangible or intangible, which is used in Globalnet’s operations.

        3.28       Authorization & Enforceability. Globalnet has all necessary corporate powers and authority to execute, deliver and perform its obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by Globalnet pursuant to the terms of this Agreement.  All corporate action on the part of the Board of Directors of Globalnet necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger and the performance of all Globalnet’s obligations under this Agreement to which Globalnet is a party has been taken.  All corporate action on the part of the Board of Directors of Globalnet necessary for the authorization, execution, delivery and performance of documents executed by Globalnet pursuant to the terms of this Agreement has been or will be taken prior to the Effective Time of Merger.  All corporate action on the part of the shareholders of Globalnet necessary for the authorization, execution, delivery and performance of this Agreement and other documents executed by it pursuant to the terms of this Agreement has been taken or will be taken as of or prior to the Effective Time of Merger.  This Agreement has been, and each of the other documents to which Globalnet is a party at the Closing will have been, duly executed and delivered by Globalnet and the Agreement is, and each of the document to which Globalnet is a party will be at Closing, a legal, valid, and binding oblation of Globalnet, enforceable against Globalnet in accordance with it terms, except as to the effect, if any, of (i) applicable bankruptcy and similar laws affecting the rights of creditors generally, or (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.       REPRESENTATIONS AND WARRANTIES OF HOST AND HAC.

       Except as will be provided in the Host Disclosure Letter (as defined below) to be delivered pursuant to in Section 10.6, Host and HAC jointly and severally represent and warrant to Globalnet that all of the following representations and warranties in this Section 4 are true at the date of this Agreement and shall be true at the time of Closing (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date).  As used in this Agreement, the “Host Disclosure Letter” shall mean the disclosure letter delivered by Host and HAC to Globalnet regarding Host and HAC pursuant to this Section 4.  As used in this Section 4, unless the context otherwise requires, Host refers to Host and all of its wholly-owned subsidiaries.

       4.1        Due Organization.  Each of Host and HAC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted.  Each of Host and HAC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as will be set forth on Schedule 4.1 to Host Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of Host taken as a whole (as used herein with respect to Host, or with respect to any other person, a “Material Adverse Effect”).  Schedule 4.1 to the Host Disclosure Letter will set forth the jurisdiction in which Host and HAC are incorporated and contain a list of all jurisdictions in which Host and HAC are authorized or qualified to do business.

       4.2       Subsidiaries.  The names and jurisdiction of incorporation of the subsidiaries of Host are set forth in Schedule 4.2 to the Host Disclosure Letter.  Except as set forth in Schedule 4.2 to the Host Disclosure Letter, (i) neither Host nor HAC owns or controls, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity, and (ii) neither Host nor HAC owns, directly or indirectly any ownership, equity, or voting interest in any corporation, partnership, join venture or other entity, and does not have any agreement or commitment to purchase any such interest

       4.3        Capital Structure.  The authorized capital stock of Host and HAC is as set forth in Section 1.4.  All of the issued and outstanding shares of the capital stock of Host and HAC have been duly authorized and are validly issued, fully paid and non-assessable.  All of the outstanding shares of common stock have been duly authorized and are validly issued, fully paid and non-assessable.  Schedule 4.3 to the Host Disclosure Letter sets forth a list of all outstanding options, warrants, and other securities convertible into capital stock of Host as of the Closing Date.  HAC has no options, warrants, or other securities convertible into capital stock.

       4.4       Equity Financing.  Except as disclosed in Schedule 4.4, no equity financing is presently contemplated.

       4.5       SEC Document.  Host has made all filings with the Securities and Exchange Commission (the “SEC”) that it has been required to make under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “SEC Documents”).  Host has furnished Globalnet with true and complete copies of its Annual Report on Form 10-K for the fiscal year ended June 30, 2002, all Forms 8-K and 10-Q’s filed after the date of the last Form 10-K and its Proxy Statement relating to its 2003 Annual Meeting of Shareholders.  As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder. As of the Closing Date, none of the SEC Documents, as of their respective dates, contained any untrue statement of a fact or omitted to state a fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the Closing Date, the financial statements included in or incorporated by reference into the SEC Documents, including the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all respects, and are consistent with the books and records of Host.

       4.6       Events Subsequent. Since the date of the financial statements set forth in Host’s most recent quarterly report, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Host taken as a whole.

       4.7       Litigation.  Host is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or is a party or to the knowledge of Host is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

        4.8       Disclosure.  This Agreement, including the Exhibits and Host Disclosure Letter to be provided and the Schedules to be attached thereto, together with the other information furnished to Globalnet by Host and HAC in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

       4.9       No Conflicts.  Except as described in Schedule 4.9 to the Host Disclosure Letter concerning the Commercial Loan and Security Agreement dated April 5, 2002 and the amendments and modifications thereto (the “Loan Agreement”) by and among Webster Bank, Host and Lindley Food Service Corporation (“Lindley”), the execution, delivery and performance of this Agreement by Host and HAC and the consummation by Host and HAC of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which Host is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over Host, HAC or any of their property.

       4.10       Authorization & Enforceability. Each of Host and HAC has all necessary corporate powers and authority to execute, deliver and perform their obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement.  All corporate action on the part of each of the Board of Directors of Host and HAC necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger and the performance of all their obligations under this Agreement to which they are a parties have been taken.  All corporate action on the part of each of the Board of Directors of Host and HAC necessary for the authorization, execution, delivery and performance of documents executed by them pursuant to the terms of this Agreement has been or will be taken prior to the Effective Time of Merger.  All corporate action on the part of each of the shareholders of Host and HAC necessary for the authorization, execution, delivery and performance of this Agreement and other documents executed by it pursuant to the terms of this Agreement has been taken or will be taken as of or prior to the Effective Time of Merger.  This Agreement has been, and each of the other documents to which each of Host and HAC is a party at the Closing will have been, duly executed and delivered by each of Host and HAC, and the Agreement is, and each of the document to which each of Host and HAC is a party will be at Closing, a legal, valid, and binding oblation of each of Host and HAC, enforceable against each of Host and HAC in accordance with it terms, except as to the effect, if any, of (i) applicable bankruptcy and similar laws affecting the rights of creditors generally, or (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.       CERTIFICATE OF THE GLOBALNET SHAREHOLDERS CONCERNING THE TRANSACTION.

       Prior to Closing, Globalnet shall obtain, in writing, a Certificate from each Globalnet Shareholder to the effect that all of the following representations and warranties in this Section 5 are true and correct as of the date of this Agreement and as of the date of Closing. Such Certificate shall be delivered to Host and HAC at Closing.  For the avoidance of doubt, Host and HAC acknowledge that except for the representations and warranties made in the Certificate referenced in this paragraph, the Globalnet Shareholders make no other representations and warranties regarding any matter in this Agreement (including any schedule or exhibit thereto).

       5.1        Authorization.  All action on the part of the individual Globalnet Shareholder executing the Certificate necessary for the authorization, execution and delivery of this Agreement by Globalnet has been taken.

       5.2       Title to the Shares.  Each Globalnet Shareholder owns, and is transferring to, or a duly authorized agent of the Globalnet Shareholder is transferring to Host at the Closing, good, valid and marketable title to the number of Shares set forth opposite the name of the Globalnet Shareholder in Schedule 1.6 to the Globalnet Disclosure Letter free and clear of all liens, claims, options and encumbrances whatsoever.  There are no outstanding options, warrants or rights to purchase or acquire any of the Shares of the Globalnet Shareholder or any of the capital stock of Globalnet held by such Globalnet Shareholder.

       5.3        Purchase Entirely for His Own Account.  The Host securities will be acquired for investment for the Globalnet Shareholder’s own account, not as a nominee or agent, and not with the view to the resale or distribution of any part thereof, and the Globalnet Shareholder has no present intention of selling, granting any participation in, or otherwise distributing Host securities.  The Globalnet Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person with respect to any of the securities of Host.

       5.4        Disclosure of Information.  Each Globalnet Shareholder has received and had the opportunity to review the reports filed by Host with the SEC and has had the opportunity to ask questions of, and receive answers from, representatives of Host to obtain additional information regarding Host.

       5.5        Restrictions on Transfer.

       (a)       The securities of Host that the Globalnet Shareholders will acquire have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, such securities will not be fully transferable except as permitted under various exemptions contained in the Securities Act or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act.  The Globalnet Shareholders must bear the economic risk of his investment in such securities for an indefinite period of time as such securities have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. The Globalnet Shareholders are acquiring the securities for investment purposes only, for their own account, and not as nominee or agent for any other person, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

       (b)       The certificates evidencing the securities of Host the Globalnet Shareholders will acquire pursuant to this Agreement, and each instrument or certificate issued in transfer thereof, will bear substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  IF THE SECURITIES ARE TO BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION THE CORPORATION MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND WILL NOT VIOLATE SUCH ACT OR ANY OTHER APPLICABLE SECURITIES LAWS.

(c) Each Globalnet Shareholder understands a notation on the records of Host and its transfer agent will be made in order to implement the restrictions on transfer set forth in this Section 5.5.

       5.6       Restrictions on Voting. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Globalnet Shareholder.

6.       COVENANTS OF GLOBALNET PRIOR TO CLOSING.

       6.1        Access and Cooperation; Due Diligence.  Between the date of this Agreement and the Closing Date, Globalnet will afford to the officers and authorized representatives of Host and HAC reasonable access at pre-arranged times to all of the sites, properties, books and records of Globalnet and will furnish Host and HAC such additional financial and operating data and other information as to the business and properties of Globalnet as Host and HAC may from time to time reasonably request.  Globalnet will cooperate with Host and HAC, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

       6.2        Conduct of Business Pending Closing.  Between the date of this Agreement and the Closing, Globalnet will, except as will be set forth on Schedule 6.2 to the Globalnet Disclosure Letter:

(a) Carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b) Maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

(c) Perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

(d) Use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

       (e)       Use its reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

(f) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

       (g)       Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of Host (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Host if such replacement instruments are on terms at least as favorable to Globalnet as the instruments being replaced; and

       (h)       Maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

       6.3        Prohibited Activities.  Between the date hereof and the Closing Date, Globalnet will not, without the prior written consent of Host, engage in any of the following (the “Prohibited Activities’):

(a) Make any change in its Charter Documents;

(b) Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

       (c)       Declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

(d) Deliver or sell, authorize the delivery or sale of, or purchase or propose the purchase of, any shares of its stock;

       (e)       Except as listed in Schedule 6.3, enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice);

       (f)       Create, assume or permit to exist any new mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 necessary or desirable for the conduct of the businesses of Globalnet, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen’s, mechanics’ or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as “Statutory Liens”), or (3) liens to be set forth on Schedule 3.7 and/or 3.11 to the Globalnet Disclosure Letter;

(g) Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

(h) Negotiate for the acquisition of any business or the start-up of any new business;

(i) Merge or consolidate or agree to merge or consolidate with or into any other corporation;

       (j)       Waive any material rights or claims of Globalnet, provided that Globalnet may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(k) Commit a material breach or amend or terminate any Material Documents or right of Globalnet; or

(l) Enter into any other material transaction outside the ordinary course of its business or prohibited hereunder.

       6.4       No Shop.  Neither Globalnet, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:  (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than Host or their  authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Globalnet or a merger, consolidation or business combination of Globalnet; provided, however, that nothing contained in this Section 6.4 shall prohibit the Board of Directors of Globalnet from engaging in discussions or participating in negotiations with and furnishing information to another party making an acquisition proposal to the extent the Board of Directors of Globalnet determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so.

       6.5       Notification of Certain Matters.  Globalnet shall give prompt notice to Host of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Globalnet contained herein or to be set forth in the Globalnet Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Globalnet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.  The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       6.6        Final Financial Statements.  Globalnet shall provide to Host prior to the Closing Date, the unaudited balance sheets of Globalnet as of the end of all months following June 30, 2003, and the unaudited statement of income and comprehensive income and cash flows for all months ended after June 30, 2003, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein), except that the unaudited financial statements may be subject to normal and recurring year-end adjustments. Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

7.       COVENANTS OF HOST AND HAC PRIOR TO CLOSING.

       7.1        Cooperation.  Between the date of this Agreement and the Closing Date, each of Host and HAC will cooperate with Globalnet, its representatives, and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

       7.2        Notification of Certain Matters.  Host and HAC shall give prompt notice to Globalnet and the Globalnet Shareholders of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Host contained herein or in the Host Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Host to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.  The delivery of any notice pursuant to this Section 7.2 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       7.3       Prohibited Activities.  Between the date hereof and the date on which two designees of the Globalnet Shareholders are appointed to the Board of Directors of Host pursuant to Section 10.2, Host will not, without the prior written consent of Globalnet, issue any debt instruments, securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants to be listed in Schedule 4.3 to the Host Disclosure Letter.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF HOST AND HAC.

       The obligations of Host and HAC with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

       8.1        Representations and Warranties; Performance of Obligations. All representations and warranties of Globalnet contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time (except to the extent that any representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date); all the terms, covenants and conditions of this Agreement to be complied with and performed by Globalnet on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Globalnet and the Globalnet Shareholders, as the case may be, shall have been delivered to Host.

       8.2        Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Host and its counsel.

       8.3        No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereunder and no governmental agency or body shall have taken any other action or made any request of Globalnet or the Globalnet Shareholders as a result of which Host deems it inadvisable to proceed with the transactions hereunder.

       8.4        Consents and Approvals.  The shareholders of Host shall have approved this Agreement.  All necessary consents and approvals as listed in Schedule 3.19 shall have been obtained.  All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Globalnet or the Globalnet Shareholders as a result of which Host deems it inadvisable to proceed with the transactions hereunder.

       8.5        Good Standing Certificates.  Globalnet shall have delivered to Host a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of Globalnet’s state of incorporation that Globalnet is in good standing.

       8.6        No Material Adverse Change.  No event or circumstance shall have occurred with respect to Globalnet which would constitute a Material Adverse Effect.

       8.7        Officer’s Certificate.  Host shall have received a certificate or certificates, dated the Closing Date and signed by the President of Globalnet, certifying the truth and correctness of attached copies of its Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

       8.8        Incumbency Certificate and Other Documents.  Host shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of Globalnet certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as Host or their counsel may reasonably request.

       8.9        Opinion of Counsel.  Host shall have received an opinion from counsel for Globalnet, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Host.

       8.10       Release of Obligations and Stock Options.  Host shall have obtained a release of each of the officers and directors of Globalnet related to all matters involving Globalnet.

       8.11     Employment and Noncompetition Agreements.  Eric Barger shall have executed an employment and non-competition agreement for a period of three and one half (3½) years in the form attached hereto as Exhibit A.

       8.12      Loan Documents.  Webster Bank shall have consented to the merger transaction as contemplated by the Agreement.  Host shall have negotiated, and Globalnet, Host and Lindley shall have executed such documents as may be required by Webster Bank to modify or amend the Loan Agreement, and related agreements thereto.

       8.13      Globalnet License Agreement.  At or prior to Closing, Globalnet shall have entered into a definitive license/distribution agreement with Energy N Sync, Inc.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF GLOBALNET AND THE GLOBALNET SHAREHOLDERS.

       The obligations of Globalnet and the Globalnet Shareholders with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

       9.1        Representations and Warranties; Performance of Obligations. All the representations and warranties of Host and HAC contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that time (except to the extent that any representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date); all the terms, covenants and conditions of this Agreement to be complied with and performed by Host and HAC on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Host and HAC shall have been delivered to Globalnet.

       9.2        Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Globalnet or the Globalnet Shareholders, and their counsel.

       9.3        No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Host as a result of which Globalnet and the Globalnet Shareholders deem it inadvisable to proceed with the transactions hereunder.

       9.4        Consents and Approvals.  The Globalnet Shareholders shall have approved this Agreement.  All necessary consents and approvals shall have been obtained.  All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Host as a result of which Globalnet and the Globalnet Shareholders deem it inadvisable to proceed with the transactions hereunder.

       9.5        No Material Adverse Change.   No event or circumstance shall have occurred with respect to Host or HAC which would constitute a Material Adverse Effect.

       9.6        Incumbency Certificate and Other Documents.  Globalnet and the Globalnet Shareholders shall have received an incumbency certificate or certificates, dated the Closing Date, and signed by the Secretary of Host, certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 9 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as Globalnet and the Globalnet Shareholders or their counsel may reasonably request.

       9.7        Opinion of Counsel.  Globalnet shall have received an opinion from counsel for Host and HAC, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Globalnet.

       9.8       Officer’s Certificate.  Globalnet shall have received a certificate or certificates, dated the Closing Date and signed by the President of Host, certifying the truth and correctness of attached copies of its Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

       9.9       Loan Documents.  Webster Bank shall have consented to the Merger transaction as contemplated by the Agreement.  Host shall have negotiated, and Globalnet, Host and Lindley shall have executed such documents as may be required by Webster Bank to modify or amend the Loan Agreement, and related agreements thereto.

       9.10      Nasdaq Listing.  Host shall file with the Nasdaq SmallCap Market a Notification Form for Listing of Additional Shares with regards to the shares of Host Common Stock issuable pursuant to Section 1.6 and 1.9, as applicable, of this Agreement, and such listing application shall have been approved.

10.       ADDITIONAL AGREEMENTS.

       10.1       Allocation of Warrant Proceeds.  Subject to the terms and conditions of this Agreement, Host shall use its reasonable best efforts to file a post-effective amendment to its Registration Statement, SEC Registration No. 333-50673 (“Registration Statement), thereby enabling the holders of the 1,150,000 warrants the ability to exercise their warrants at the stated exercise price of $5.50 per warrant.  Host further agrees to allocate, on an as received basis, 80% of the net warrant exercise proceeds, after deduction of legal, accounting, printing, solicitation and related fees and expenses and transfer agent costs, to the working capital of the Surviving Corporation in the form of an equity investment for the exclusive use by Surviving Corporation and its management in developing and marketing its product line.

       10.2      Appointment of Additional Host Directors.  At the Effective Time of the Merger, two designees of the Globalnet Shareholders shall be appointed as Class III directors of Host to serve until such time as they may first resign or their respective successors shall have been elected or appointed and shall have been qualified, or as otherwise provided in the Bylaws of Host.

       10.3      Sale of Surviving Corporation.  For a period of three and one half (3½) years from the Effective Time of the Merger, any subsequent sale of the assets, merger or corporate reorganization of the Surviving Corporation must be approved by a unanimous vote of the Host Board of Directors.  If after the initial three and one half (3½) year period, the Surviving Corporation has not achieved Earn-Out Income of $2,000,000 as defined in paragraph 1.10 of the Agreement, only a majority approval of the Host Board of Directors will be required to enter into a transaction resulting in the sale of the Surviving Corporation’s assets, a merger or other form of corporate reorganization.

       10.4      Lock-Up of Certain Host Shareholders.  For a period of three and one half (3½) years following the Effective Time of the Merger, Geoffrey Ramsey and David Murphy agree to execute a lock-up agreement which will limit their sales of Host Common Stock to one percent (1%) of the then issued outstanding Host Common Stock in any given ninety (90) day period in the form attached as Exhibit B.

       10.5      Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof.  Host, shall promptly prepare and file with the SEC a proxy statement (the “Proxy Statement”) and Host will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement.  Globalnet shall cooperate with Host in the preparation of the Proxy Statement, including providing such information about Globalnet and its plans with respect to Host after the Merger as may be reasonably requested by Host.

       10.6       Completion of the Disclosure Letters.  Globalnet shall use its reasonable best efforts to complete and deliver to Host and HAC the Globalnet Disclosure Letter on or before 45 days after the date first above written.  Host and HAC shall use their reasonable best efforts to complete and deliver to Globalnet and the Globalnet Shareholders the Host Disclosure letter on or before 45 days after the date first above written.

       10.7       Public Announcements.  The initial press release of Host with respect to this Agreement shall be reviewed and approved by Globalnet.  Thereafter, Host shall consult with Globalnet prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by law.  Globalnet shall not issue any press release or other disclosure with respect to this Agreement and the transactions contemplated by this Agreement without the consent of Host.

       10.8       Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Host, HAC, Globalnet and the Globalnet Shareholders, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

       10.9       Host Acquisition Corporation.  Upon execution of this Merger Agreement, Host shall act promptly to form a Colorado corporation, Host Acquisition Corporation (“HAC”), in accordance with Sections 1.4 and 4.3 hereof.  As soon as it has been established, Host shall cause HAC to execute this Merger Agreement.

       10.10     Audit of Globalnet and Tax Matters.  Globalnet agrees to pay all expenses related to the independent audit of Globalnet.  Tax advice provided to Globalnet and the Globalnet Shareholders in connection with this Agreement shall be paid for by the respective parties.

       10.11     Nasdaq Listing.  Host agrees to file with the Nasdaq SmallCap Market a Notification Form for Listing of Additional Shares with regards to the shares of Host Common Stock issuable pursuant to this Agreement.

       10.12     Further Securities Issuances by Host.  For a period of three and one half (3½) years from the date the two designees of the Globalnet Shareholders are appointed to the Host Board of Directors pursuant to Section 10.2, any issuance of debt instruments, securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants to be listed in Schedule 4.3 to the Host Disclosure Letter shall may be made with the unanimous approval of the Host Board of Directors.  Host acknowledges that this section shall be deemed to be an amendment to the Host Bylaws to the extent that this section conflicts with such Bylaws.

       10.13     Further Securities Issuances by Globalnet.  Following the Effective Time of the Merger, any issuance of debt instruments, securities, options, warrants, calls, conversion rights or commitments relating to Globalnet’s securities of any kind shall be made with the unanimous approval of the Globalnet Board of Directors.  Globalnet acknowledges that this section shall be deemed to be an amendment to the Globalnet Bylaws to the extent that this section conflicts with such Bylaws.

       10.14     Tax Treatment of Merger.  Host, HAC and Globalnet shall each use reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

       10.15     Shareholder Voting Agreement.  At or prior to Closing, Geoffrey Ramsey and David Murphy shall have entered into a voting agreement with respect to their shares of Host voting common stock suitable in form and substance to Globalnet.

11.       TERMINATION OF AGREEMENT.

       11.1       Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

(a) By mutual consent of all of the parties hereto;

       (b)       By Globalnet, on the one hand, or by Host and HAC on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 2003, which date may be continued for up to an additional one hundred eighty (180) days to permit clearance by the SEC of the Proxy Statement, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

       (c)       By Globalnet, on the one hand, or by Host and HAC, on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date or by Globalnet, if the conditions set forth in Section 9 hereof have not been satisfied or waived (with the exception of the conditions set forth in Sections 9.3, 9.5, 9.7 and 9.9) as of the Closing Date, or by Host, if the conditions set forth in Section 8 hereof have not been satisfied or waived (with the exception of the conditions set forth in Sections 8.3, 8.6, 8.9 and 8.12) as of the Closing Date;

       (d)       By Host and HAC if the Globalnet Disclosure Letter shall not have been completed and delivered to Host and HAC on or before 45 days after the date first above written, or if the Globalnet Disclosure Letter contains information or omissions which causes Host and HAC to determine it would be inadvisable to proceed with the transactions hereunder, and Host and HAC has provided written notification to Globalnet on or before 10 days after receipt of the Globalnet Disclosure Letter that the Agreement is terminated;

       (e)       By Globalnet if Webster Bank conditions its consent, as contemplated by Sections 8.12 and 9.9 of this Agreement, upon the taking of certain actions by Globalnet or the Globalnet Shareholders that would result in obligations of Globalnet or the Globalnet Shareholders that are materially different than the obligations of Host or its subsidiaries pursuant to the Loan Agreement.

       11.2      Liabilities in Event of Termination.  Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the Schedules delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.

       11.3      Termination Fee.

(a) In the event that this Agreement is terminated:

(i) by Host pursuant to Section 11.1(c);

       (ii)      by Host or Globalnet pursuant to Section 11.1(c) as a result of any breach of this Agreement on the part of Globalnet and an overture from a bona fide person or entity shall have been communicated to the Globalnet Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Globalnet other than with Host; or

(iii) by Globalnet pursuant to Section 11.1(c);

then (A) Globalnet, in the case of termination pursuant to Section 11.3(a)(i), or (B) Host, in the case of termination pursuant to Section 11.3(a)(iii), shall within two business days after the occurrence of such termination, pay to the other party as compensation for the Merger not becoming effective a termination fee equal to $100,000 (the “Termination Fee”) by wire transfer of immediately available funds.  In the event the Agreement is terminated pursuant to Section 11.3(ii), then Globalnet shall within two (2) business days after the occurrence of such termination, pay to Host an adjusted Termination Fee of $500,000.  The Termination Fee shall be in addition to any other rights that Host may have under this Agreement and is not intended to constitute liquidated damages or a penalty, and shall be payable without regard to any expenses to be paid pursuant to the Agreement.

       (b)       Each party acknowledges that the agreements contained in Section 11.3(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to Section 11.3(a) and, in order to obtain such payment, the other party commences a suit which results in a judgment for all or a substantial portion of the payment set forth in Section 11.3(a), the losing party shall pay to the winning party its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the Termination Fee from the date that payment was required to be made until the date payment is made at the prime rate of eight percent (8%), in effect on the date payment was required to be made plus two percentage points.

12.       RESERVED.

13.       GENERAL PROVISIONS.

       13.1       Survival of Representations, Warranties and Agreements.  The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date twelve months after the Closing Date (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled); provided, also, the representations, warranties, covenants and agreements in Section 3.18  shall survive until the expiration of the statutory period of limitations for assessment of tax deficiencies, including any extensions thereof, for each taxable period of Globalnet which begins before the Closing Date and the representations, warranties, covenants and agreements in Section 5 shall survive until the expiration of the applicable period of limitations, including any extensions thereof.   No action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 13.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 13.1 for such representation, warranty, covenant or agreement.

       13.2       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

       13.3       Entire Agreement.  This Agreement and any attachments hereto, the Globalnet Disclosure letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto), the Host Disclosure Letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties.

       13.4       Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

       13.5       Brokers and Agents.  Each party represents and warrants that it employed no broker or agent in connection with this transaction, except as provided in Schedule 13.5.

       13.6       Expenses.  Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents.

       13.7       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the 5th business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to Host or HAC:

Host America Corporation 2 Broadway Hamden, CT 06518 Facsimile: (203) 230-8776 Attention: Geoffrey Ramsey, President

with a copy to:

Berenbaum, Weinshienk & Eason, P.C. 370 17th Street, 48th Floor Denver, CO 80202 Facsimile: (303) 629-7610 Attention: John B. Wills, Esq.

(b) If to Globalnet or the Globalnet Shareholders:

Globalnet Energy Investors, Inc. 1840 Hutton Drive, Suite 130 Carrollton, Texas 75006 Facsimile: (___) ___________ Attention: Eric Barger, President

with a copy to:

Brewer & Pritchard, P.C. Three Riverway, Suite 1800 Houston, Texas 77056 Facsimile: (713) 659-5302 Attention: Cavas Pavri, Esq.

       13.8      Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Colorado.

       13.9       Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

       13.10      Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

       13.11      Time.  Time is of the essence with respect to this Agreement.

       13.12      Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

       13.13      Remedies Cumulative.  No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

       13.14      Captions; Construction.  The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.  This Agreement has been fully reviewed and negotiated by the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOST AMERICA CORPORATION		GLOBALNET ENERGY INVESTORS, INC.

By:	/s/ Geoffrey Ramsey	By:	/s/ Eric Barger
Name:	Geoffrey Ramsey	Name:	Eric Barger
Title:	Chief Executive Officer	Title:	President

HOST ACQUISITION CORPORATION

By:	/s/ Geoffrey Ramsey
Name:	Geoffrey Ramsey
Title:	Chief Executive Officer